TECHNE CORPORATION DECLARES DIVIDEND AND ANNOUNCES AN INCREASE
                    IN ITS SHARE REPURCHASE PROGRAM


Minneapolis/October 25, 2012/ -- Techne Corporation (NASDAQ:TECH) announced that its Board of Directors has decided to pay a dividend of $0.30 per share for the quarter ended September 30, 2012. The quarterly dividend will be payable November 19, 2012 to all common shareholders of record on November 5, 2012. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

Techne's Board of Directors also authorized the repurchase of an additional $100 million of the Company's common stock in connection with its ongoing share repurchase program, which does not have an expiration date. Including the above amount, the total share repurchase authorization remaining is approximately $127 million. Repurchases under the program will be at the discretion of management and may be made in open market, pursuant to one or more 10b5-1 plans, structured transactions, privately negotiated transactions or otherwise, from time to time, depending on market conditions. The stock repurchase program may be modified or discontinued at any time. The share repurchase will be funded with a portion of the Company's existing cash and available-for-sale investments.


              *  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three operating subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries, Tocris Holding, Ltd (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of reagents for non-clinical life science research.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854